[GEN-PROBE LOGO]                                                   EXHIBIT 99.1

CONTACT:
--------

Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673

FOR IMMEDIATE RELEASE
---------------------

       GEN-PROBE REPORTS STRONG FINANCIAL RESULTS FOR THIRD QUARTER 2004,
                            RAISES FULL-YEAR GUIDANCE

     -- Earnings Per Share Increase to $0.22, 22% Above Prior Year Period -

        -- Product Sales Increase to $56.4 Million, New Quarterly Record
                       and 18% Above Prior Year Period --

  -- Company Increases Full-Year Earnings per Share Guidance to $1.02-$1.03 --

SAN DIEGO, CA, NOVEMBER 4, 2004 -- Gen-Probe Incorporated (Nasdaq: GPRO) today reported strong financial results for the third quarter and nine months ended September 30, 2004. Net income for the third quarter of 2004 was $11.1 million ($0.22 per share), compared to net income of $8.9 million ($0.18 per share) in the prior year period, an increase of 22% per share. All per share amounts are calculated on a diluted basis.

Total revenues for the third quarter of 2004 were $63.5 million, compared to $52.3 million in the prior year period, an increase of 21%. Product sales for the third quarter of 2004 were $56.4 million, compared to $47.9 million in the prior year period, an increase of 18%.

For the first nine months of 2004, net income was $42.6 million ($0.83 per share), compared to net income of $25.7 million ($0.53 per share) in the prior year period, an increase of 57% per share. Total revenues in the first nine months of 2004 were $201.2 million, compared to $149.1 million in the prior year period, an increase of 35%. Product sales in the first nine months of 2004 were $164.1 million, compared to $137.8 million in the prior year period, an increase of 19%.

"Both our clinical diagnostic and blood screening products established new quarterly sales records in the third quarter of 2004, driven by growth of the APTIMA Combo 2(R) and Procleix(R) assays," said Henry L. Nordhoff, chairman, president and chief executive officer of Gen-Probe. "In addition, we continued to hit key development timelines that will drive future growth, with regulatory filings for the Procleix Ultrio(TM) assay in the United States and the TIGRIS(R) instrument for blood screening in Europe."

DETAILED RESULTS
----------------

Sales of the APTIMA Combo 2 assay, Gen-Probe's amplified nucleic acid test (NAT) for simultaneously detecting Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), grew by more than 50% in the third quarter compared to the prior year period. This sales growth was driven by market share gains on both the semi-automated instrument platform and on the high-throughput, fully automated TIGRIS system. Revenue from the PACE(R) product line, the Company's non-amplified tests for the same microorganisms, declined compared to the prior year period, but increased compared to the second quarter of 2004, exceeding Gen-Probe's expectations again.

Product sales also benefited from continued growth of the Procleix blood screening assay, which is marketed worldwide by Gen-Probe's blood screening partner, Chiron, and from early adoption of the Procleix Ultrio assay in Europe. The original Procleix assay simultaneously detects HIV-1 and hepatitis C virus in donated blood, while the new Procleix Ultrio assay includes an additional test for the detection of the hepatitis B virus. Third quarter blood screening sales also benefited from the sale of approximately $1.5 million of TIGRIS instruments to Chiron.

Product sales for the third quarter and first nine months of 2004 and 2003 were, in millions:

                                    Three Months Ended Sept. 30,                 Nine Months Ended Sept. 30,
                                  2004          2003         Increase          2004          2003        Increase
------------------------------------------------------------------------- -------------------------------------------
Clinical diagnostics             $32.2          $28.1          15%            $94.3         $82.9          14%
Blood screening                  $24.2          $19.8          22%            $69.8         $54.9          27%
------------------------------------------------------------------------- -------------------------------------------
Total product sales              $56.4          $47.9          18%           $164.1        $137.8          19%

Collaborative research revenues for the third quarter of 2004 were $5.5 million, compared to $3.7 million in the prior year period, an increase of 49%. This increase resulted primarily from U.S. cost recovery revenue from the West Nile virus (WNV) blood screening assay, which has been shipped under an investigational new drug (IND) application since the third quarter of 2003. For the first nine months of 2004, collaborative research revenues were $19.3 million, compared to $9.5 million in the prior year period, an increase of 103% that also resulted primarily from WNV cost recovery revenue.

Royalty and license revenues for the third quarter of 2004 were $1.5 million, compared to $0.6 million in the prior year period, an increase of 150% that resulted primarily from higher royalties from Bayer and Becton Dickinson. For the first nine months of 2004, royalty and license revenues were $17.9 million, compared to $1.8 million in the prior year period. This dramatic increase resulted primarily from a $6.5 million milestone payment arising from our contract with Chiron and a $7 million license fee earned in connection with Gen-Probe's cross-licensing agreement with Tosoh.

Gross margin on product sales was 73% in the third quarter of 2004, compared to 77% in the prior year period. Gross margin was negatively affected by the amortization of capitalized software costs related to the TIGRIS system, and by the sale to Chiron of an unexpectedly large number of TIGRIS instruments. In addition, gross margin in the prior year period was unusually high because fixed overhead costs used in the production of pre-commercial development lots were recorded as research and development expense. For the first nine months of 2004, gross margin on product sales was 74%, compared to 75% in the prior year period.

Research and development (R&D) expenses were $15.6 million in the third quarter of 2004, compared to $16.9 million in the prior year period, a decrease of 8%. R&D expenses were lower than in the prior year period primarily because development lot production in the third quarter of 2004 was nominal. However, R&D expense is expected to increase in the fourth quarter based on development lot production of our WNV blood screening assay. For the first nine months of 2004, R&D expenses were $50.0 million, compared to $44.6 million in the prior year period, an increase of 12% that was driven primarily by clinical trial expenses for the Procleix Ultrio and WNV assays.

Marketing and sales expenses were $6.6 million in the third quarter of 2004, compared to $5.9 million in the prior year period, an increase of 12%. For the first nine months of 2004, marketing and sales expenses were $20.0 million, compared to $16.5 million in the prior year period, an increase of 21%. These increases resulted primarily from costs associated with launching the TIGRIS system.

General and administrative (G&A) expenses were $9.1 million in the third quarter of 2004, compared to $5.7 million in the prior year period, an increase of 60%. This increase was due primarily to higher legal expenses, the consolidation of Molecular Light Technology, which had not occurred in the third quarter of 2003, and investments in the Company's business development and strategic planning functions. In addition, approximately $0.7 million of the increase was due to a non-cash compensation charge related to the departure of a former executive. For the first nine months of 2004, G&A expenses were $23.8 million, compared to $15.8 million in the prior year period, an increase of 51% that resulted primarily from the factors described above.

Gen-Probe continues to have a strong balance sheet. As of September 30, 2004, the Company had $180.1 million of cash, cash equivalents and short-term investments, and no debt. Gen-Probe's cash balance declined during the quarter as a result of the $22.5 million payment made to Vysis, Inc., a wholly owned subsidiary of Abbott Laboratories, for a fully paid-up license on future amplified product sales. Chiron paid Gen-Probe $5.5 million of the gross amount in October. In the first nine months of 2004, Gen-Probe generated net cash of $46.4 million from its operating activities.

RECENT EVENTS
-------------

-    PROCLEIX ULTRIO BLA. Gen-Probe submitted a Biologics License Application
     (BLA) for the Procleix Ultrio assay to the U.S. Food and Drug Administration on schedule in the third quarter. Gen-Probe and Chiron intend to seek approval to run the test on both the semi-automated Procleix system and on the fully automated TIGRIS system.

- PROCLEIX ULTRIO ON TIGRIS IN EUROPE. Gen-Probe submitted a regulatory application to European officials to run the Procleix Ultrio assay on the fully automated TIGRIS instrument. The assay is already approved in Europe to run on the Company's semi-automated instrument platform.

- PROCLEIX WNV CLINICAL TRIALS. The pivotal clinical trial of the WNV assay is substantially complete, and the Company remains on track to file a BLA for the assay in the first quarter of 2005. So far this mosquito season, the assay has intercepted approximately 250 WNV-infected blood donations through ongoing national screening under an IND. In addition, the high-throughput TIGRIS instrument was used by several blood centers to screen both individual donor and pooled blood donations for WNV.

- BIOMERIEUX CROSS-LICENSE AGREEMENT. Gen-Probe signed non-exclusive licensing agreements that provide bioMerieux access to Gen-Probe's ribosomal RNA technologies for certain uses, and that give Gen-Probe access to bioMerieux's intellectual property for detecting genetic mutations that predispose people to blood clotting disorders. Under the terms of the agreements, Gen-Probe may receive license fees of up to $7.75 million through 2006.

- VYSIS SETTLEMENT. Gen-Probe withdrew its patent litigation against Vysis and paid $22.5 million (gross) for a fully paid-up license on future sales of amplified products for clinical diagnostics and blood screening. The agreement eliminates Gen-Probe's obligation to pay Vysis royalties on any current or future products, and will be accretive to Gen-Probe's earnings starting in the fourth quarter of 2004. Chiron has reimbursed Gen-Probe $5.5 million of the $22.5 million payment.

- AMERICAN ASSOCIATION OF BLOOD BANKS MEETING. Scientists from Gen-Probe and several blood bank customers presented research that demonstrated the excellent sensitivity and specificity of the Procleix Ultrio and WNV blood screening assays, and the potential of the TIGRIS instrument to increase laboratory productivity and enable individual donor testing.

UPDATED FINANCIAL GUIDANCE
--------------------------

Based on Gen-Probe's continued strong performance in the third quarter of 2004, the Company is raising its 2004 financial guidance. For the full year, Gen-Probe now expects:

- Total revenues of $262 to $264 million, based on continued strong demand in both clinical diagnostics and blood screening. Because Gen-Probe sold an unexpectedly large number of TIGRIS instruments to Chiron in the third quarter, and because the Company's fourth quarter will have 11% fewer shipping days than the third quarter based on holidays and preparation for SAP implementation, the Company expects fourth quarter product sales to be flat to down slightly compared to the third quarter, but up solidly compared to the prior year.
- Product gross margins in the low- to mid-70s range. Gen-Probe expects fourth quarter gross margins to be roughly equivalent to the year-to-date level.
- R&D expenses approximating 26% to 27% of total revenues. R&D expenses are expected to increase in the fourth quarter, based on the previously disclosed production of a development lot of our WNV assay, and additional investments in key programs such as our prostate cancer initiative.
-    Marketing and sales expenses approximating 10% to 11% of total revenues.
- General and administrative expenses approximating 11% to 12% of total revenues.
-    Earnings per diluted share of between $1.02 and $1.03.

Gen-Probe also announced that it plans to give full 2005 financial guidance in early 2005, by which time certain customer contracts and business development discussions are expected to be finalized. The Company expects 2005 to be another year of strong product sales growth, consistent with its long-term goals.

WEBCAST CONFERENCE CALL
-----------------------

A live webcast of Gen-Probe's third quarter 2004 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on November 4, 2004. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available until 11:59 p.m. Eastern Time on November 8, 2004. The replay number is (866) 513-1233 for domestic callers and (203) 369-1976 for international callers.

ABOUT GEN-PROBE
---------------

Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid testing products for diagnosing human diseases and screening donated human blood. Using its patented NAT technologies, Gen-Probe has received FDA approvals or clearances for a broad portfolio of products that detect a variety of infectious microorganisms, including those causing sexually transmitted diseases, tuberculosis, strep throat, pneumonia and fungal infections. Additionally, the Company developed and manufactures the only FDA-approved blood screening assay for the simultaneous detection of HIV-1 and HCV, which is marketed by Chiron Corporation. Gen-Probe has more than 20 years of nucleic acid detection research and product development experience, and its products are used daily in clinical laboratories and blood collection centers throughout the world. Gen-Probe is headquartered in San Diego, California and employs nearly 900 people. For more information, go to www.gen-probe.com.

TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe
Incorporated.

ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------

Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading "Updated Financial Guidance," are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "believe," "will," "expect," "anticipate," "estimate," "intend," "plan," and "would." For example, statements concerning financial condition, possible or assumed future results of operations, growth opportunities, industry ranking, plans and objectives of management, markets for our common stock and future management and organizational structure are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include but are not limited to: (i) the risk that we may not achieve our expected 2004 or 2005 growth, revenue or earnings targets, (ii) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and Procleix Ultrio assay, may not develop as expected, (iii) the enhancement of existing products and the development of new products may not proceed as planned, (iv) the risk that our Procleix Ultrio assay and West Nile virus clinical trials may not proceed as planned and may not be successful, (v) the risk that our Procleix Ultrio assay and West Nile virus products may not be commercially available in the time frames we anticipate, or at all, (vi) we may not be able to compete effectively, (vii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (viii) we are dependent on Chiron Corporation, Bayer Corporation and other third parties for the distribution of some of our products, (ix) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (x) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xi) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, and
(xii) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management's attention.

The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-K for the fiscal year ended December 31, 2003 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.

                                      # # #

                             GEN-PROBE INCORPORATED
                           CONSOLIDATED BALANCE SHEETS

                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                         SEPTEMBER 30,     DECEMBER 31,
                                                                                                  2004             2003
                                                                                         -------------     ------------
                                                                                           (UNAUDITED)

ASSETS
Current assets:
      Cash and cash equivalents                                                            $  19,346         $  35,973
      Short-term investments                                                                 160,737           120,333
      Trade accounts receivable, net of allowance for doubtful accounts of $713
       and $717 at September 30, 2004 and December 31, 2003, respectively                     18,690            15,158
      Accounts receivable - other                                                             10,836             2,555
      Inventories                                                                             29,390            13,676
      Deferred income taxes                                                                    8,789            10,979
      Prepaid expenses and other current assets                                               15,840            10,203
                                                                                           ---------         ---------
Total current assets                                                                         263,628           208,877

Property, plant and equipment, net                                                            70,147            65,478
Capitalized software, net                                                                     24,094            24,872
Goodwill                                                                                      18,621            18,621
Intangible and other assets                                                                   23,238             6,893
                                                                                           ---------         ---------
Total assets                                                                               $ 399,728         $ 324,741
                                                                                           =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                                     $  13,950         $   9,250
      Accrued salaries and employee benefits                                                  12,646            11,670
      Other accrued expenses                                                                   6,403             6,085
      Income taxes payable                                                                     2,760             6,191
      Deferred revenue                                                                         9,649             6,681
                                                                                           ---------         ---------
Total current liabilities                                                                     45,408            39,877

Deferred income taxes                                                                          7,425             6,850
Deferred revenue                                                                               5,167             5,667
Deferred rent                                                                                    313               323

Minority interest                                                                              1,702             1,649

Commitments and contingencies

Stockholders' equity:
      Preferred stock, $.0001 par value per share, 20,000,000 shares
          authorized, none issued and outstanding                                               --                --
      Common stock, $.0001 par value per share; 200,000,000 shares authorized, 49,778,731 and 48,721,560 shares issued and
          outstanding at September 30, 2004 and December 31, 2003, respectively                    5                 5
      Additional paid-in capital                                                             239,751           212,586
      Deferred compensation                                                                   (1,194)             (538)
      Accumulated other comprehensive income                                                     573               343
      Retained earnings                                                                      100,578            57,979
                                                                                           ---------         ---------
Total stockholders' equity                                                                   339,713           270,375
                                                                                           ---------         ---------
Total liabilities and stockholders' equity                                                 $ 399,728         $ 324,741
                                                                                           =========         =========

                             GEN-PROBE INCORPORATED
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED                   NINE MONTHS ENDED
                                                        SEPTEMBER 30,                       SEPTEMBER 30,
                                                ---------------------------         ---------------------------
                                                     2004              2003              2004              2003
                                                ---------------------------         ---------------------------

Revenues:
      Product sales                             $  56,447         $  47,927         $ 164,077         $ 137,846
      Collaborative research revenue                5,532             3,737            19,270             9,474
      Royalty and license revenue                   1,508               617            17,851             1,811
                                                ---------         ---------         ---------         ---------
Total revenues                                     63,487            52,281           201,198           149,131

Operating expenses:
      Cost of product sales                        15,272            10,828            42,300            34,802
      Research and development                     15,646            16,921            49,961            44,576
      Marketing and sales                           6,568             5,943            19,958            16,490
      General and administrative                    9,058             5,740            23,817            15,757
                                                ---------         ---------         ---------         ---------
Total operating expenses                           46,544            39,432           136,036           111,625
                                                ---------         ---------         ---------         ---------

Income from operations                             16,943            12,849            65,162            37,506

Other income (expense):
      Minority interest                              (103)             --                (282)             --
      Interest income                                 855               564             1,881             1,447
      Interest expense                                (20)              (14)              (33)              (57)
      Other income (expense), net                      37                55               (99)              121
                                                ---------         ---------         ---------         ---------
Total other income (expense)                          769               605             1,467             1,511
                                                ---------         ---------         ---------         ---------
Income before income taxes                         17,712            13,454            66,629            39,017

Income tax expense                                  6,602             4,604            24,030            13,364
                                                ---------         ---------         ---------         ---------
Net income                                      $  11,110         $   8,850         $  42,599         $  25,653
                                                =========         =========         =========         =========

Net income per share (1):
                                                ---------         ---------         ---------         ---------
      Basic                                     $    0.22         $    0.18         $    0.86         $    0.54
                                                =========         =========         =========         =========
      Diluted                                   $    0.22         $    0.18         $    0.83         $    0.53
                                                =========         =========         =========         =========

Weighted average shares outstanding (1):
      Basic                                        49,654            47,987            49,284            47,745
                                                =========         =========         =========         =========
      Diluted                                      51,516            49,974            51,302            48,697
                                                =========         =========         =========         =========



(1) All share and per share amounts reflect the 2-for-1 stock split implemented as a 100% stock dividend in September 2003.


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